As filed with the Securities and Exchange Commission on December 12, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1292054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

19300 International Boulevard

Seattle, Washington 98188

(206) 392-5040

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bradley D. Tilden

Executive Vice President/Finance and Chief Financial Officer

Alaska Air Group, Inc.

19300 International Boulevard

Seattle, Washington 98188

(206) 392-5040

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Karen K. Dreyfus, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

Telephone: (650) 473-2600

Facsimile: (650) 473-2601

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $1.00 par value(1)	—	—	—	—

(1)	Includes an unspecified amount of securities of each identified class of securities in reliance on Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee, except for $187,500 that has already been paid with respect to $750,000,000 aggregate initial offering price of securities that were previously registered by Alaska Air Group, Inc. pursuant to Registration Statement No. 333-64998, which was filed on July 12, 2001, and which securities were not sold thereunder. Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fee may be applied to the filing fee payable pursuant to this Registration Statement.

The information contained in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated December 12, 2005

PRELIMINARY PROSPECTUS

             Shares

Common Stock, par value $1.00 per share

We are selling              shares of our common stock in this offering. The shares are quoted on the New York Stock Exchange under the symbol “ALK.” On December 9, 2005, the last sale price of the shares as reported on the New York Stock Exchange was $36.43 per share.

Investing in the shares involves risks that are described in the “ Risk Factors” section beginning on page 7 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses	$	$

The underwriters may also purchase up to an additional              shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover overallotments.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about December     , 2005.

The date of this prospectus is December     , 2005.

You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PRESENTATION OF INFORMATION

This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf process, we may from time to time offer to sell our securities listed on the cover of this prospectus. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our common stock, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.” Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete; therefore, we recommend that you review the full text of those contracts and other documents.

References in this prospectus to “Air Group,” “the Company,” “we,” “us” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street, N.E. Washington, D.C. 20549	Pacific Regional Office 5670 Wilshire Boulevard Suite 1100 Los Angeles, CA 90036-3648

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the Public Reference Room.

The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, including Alaska Air Group, Inc., that file electronically with the SEC. The address of that site is www.sec.gov. Our SEC filings are also available to the public at our web site at www.alaskaair.com. Except for the documents described below, information on our web site is not otherwise incorporated by reference into this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents that we file with the Securities and Exchange Commission, which means that such documents are considered part of this prospectus and that we can disclose important information to you by referring to those documents. Information that we file in the future with the Securities and Exchange Commission that is incorporated by reference herein will automatically update and supersede earlier information in or incorporated by reference in this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute part of this prospectus.

We specifically incorporate by reference into this prospectus the documents listed below which have previously been filed with the Securities and Exchange Commission:

•	Alaska Air Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on February 25, 2005, including portions of our Proxy Statement for our 2005 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein;

•	Alaska Air Group, Inc.’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005, filed on May 6, 2005, August 5, 2005 and November 9, 2005, respectively;

•	Alaska Air Group, Inc.’s Current Reports on Forms 8-K, filed with the Commission January 7, 2005, March 30, 2005, May 3, 2005, May 9, 2005, May 17, 2005, June 10, 2005, June 15, 2005, June 17, 2005, September 14, 2005 and October 20, 2005; and

•	The description of Alaska Air Group, Inc.’s common stock contained in the Registration Statement on Form 8-A filed on September 19, 1985 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, we also incorporate by reference into this prospectus documents that we may subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information later incorporated by reference.

You may not have some of the documents incorporated by reference, but you can obtain any of them through the Securities and Exchange Commission as described above or from us at no cost by directing a written or oral request to us at Secretary c/o Alaska Air Group, Inc., 19300 International Boulevard, Seattle, Washington 98188; (206) 392-5040, or at our web site at www.alaskaair.com. Except for the documents described above, information on our web site is not otherwise incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. When used in this prospectus and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues and costs, future financing plans and needs, overall economic conditions, plans and objectives for future operations, and the impact on us of our results of operations in recent years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured.

All forward-looking statements in this prospectus and the documents incorporated by reference herein are based upon information available to us on the date of this prospectus or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from our expectations. The following factors, in addition to those discussed under the caption “Risk Factors” in this prospectus and other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements:

•	the competitive environment in the airline industry and in the geographic regions we serve;

•	trends in the airline industry;

•	changes in our operating costs including fuel, which can be volatile;

•	our ability to meet our cost reduction goals;

•	our inability to achieve or maintain profitability and fluctuations in our quarterly results;

•	our significant indebtedness;

•	our inability to secure new aircraft financing;

•	the implementation of our growth strategy;

•	possible accelerated retirement of our MD-80 fleet;

•	compliance with our financial covenants;

•	potential downgrades of our credit ratings and availability of financing;

•	the concentration of our revenue from a few key markets;

•	general economic conditions, as well as economic conditions in the geographic regions we serve;

•	actual or threatened occurrences of terrorist attacks, as well as global instability and potential U.S. military involvement;

•	increases in insurance costs;

•	labor disturbances, including any resulting from the termination of our collective bargaining agreements;

•	the ability to attract and retain qualified personnel;

•	an aircraft accident or incident;

•	liability and other claims asserted against us;

•	operational disruptions;

•	increases in government fees and taxes;

•	changes in federal and state laws and regulations;

•	our reliance on automated systems;

•	our reliance on third-party vendors and partners; and

•	other factors referenced in this prospectus, including those set forth under the caption “Risk Factors.”

All of the forward-looking statements are qualified in their entirety by reference to the factors set forth above, as well as those factors discussed under the caption “Risk Factors” beginning on page 7. We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

PROSPECTUS SUMMARY

To understand this offering fully and for a more complete description of the legal terms of this offering as well as our company and the common stock being sold in this offering, you should read carefully this entire prospectus and the other documents incorporated herein, including “Risk Factors” and our consolidated financial statements and notes to those statements.

Our Company

Alaska Air Group, Inc. is a holding company that was incorporated in Delaware in 1985. Our two principal subsidiaries are Alaska Airlines, Inc. and Horizon Air Industries, Inc. Both subsidiaries operate as airlines, although their business plans, competition, and economic risks differ substantially. Alaska is a major airline, operates an all-jet fleet, and has an average passenger trip length of 1,007 miles. Horizon is a regional airline, operates jet and turboprop aircraft, and has an average passenger trip length of 380 miles.

Alaska Airlines, Inc. is an Alaska corporation that was organized in 1932 and incorporated in 1937. Alaska principally serves 40 cities in six western states (Alaska, Washington, Oregon, California, Nevada, and Arizona) and Canada and 9 cities in Mexico. Alaska also provides non-stop service between Seattle and six eastern cities (Washington, D.C., Boston, Chicago, Miami, Orlando and Newark), between Seattle and Denver, Seattle and Dallas, Anchorage and Chicago, Los Angeles and Calgary, and between Los Angeles and Washington, D.C. In each year since 1973, Alaska has carried more passengers between the state of Alaska and the U.S. mainland than any other airline. In 2004 and the first nine months of 2005, Alaska carried 16.3 million and 12.7 million revenue passengers, respectively. For the nine months ended September 30, 2005, passenger traffic within the state of Alaska and between the state of Alaska and the U.S. mainland accounted for 20% of Alaska’s revenue passenger miles, West Coast traffic (including Canada) accounted for 55%, the Mexico markets 9% and other markets 16%. Based on passenger enplanements, Alaska’s leading airports are Seattle, Portland, Los Angeles, and Anchorage. Based on revenues for the nine months ended September 30, 2005, its leading nonstop routes are Seattle-Anchorage, Seattle-Los Angeles, and Seattle-San Diego. At September 30, 2005, Alaska’s operating fleet consisted of 110 jet aircraft.

Horizon Air Industries, Inc., a Washington corporation, began service in 1981, was incorporated in 1982 and was acquired by Air Group in 1986. It is the largest regional airline in the Pacific Northwest, and serves 40 cities in seven states (Washington, Oregon, Montana, Idaho, California, Colorado and Nevada) and six cities in Canada under the Horizon brand. In addition to operating under the Horizon brand, on January 1, 2004, Horizon began operating regional jet service branded as Frontier Jet Express under a 12-year agreement with Frontier Airlines. Horizon is currently operating nine 70-seat Bombardier CRJ-700 aircraft under the Frontier JetExpress brand, representing approximately 22% of total Horizon capacity and approximately 9% of total Horizon revenue during the nine months ended September 30, 2005. In 2004 and the first nine months of 2005, Horizon carried 5.9 million and 4.9 million revenue passengers, respectively. Based on passenger enplanements, Horizon’s leading airports are Seattle, Portland, Boise, and Spokane. Based on revenues for the nine months ended September 30, 2005, its leading nonstop routes are Seattle-Portland, Seattle-Spokane, Portland-Ontario and Seattle-Vancouver. At September 30, 2005, Horizon’s operating fleet consisted of 19 jet and 46 turboprop aircraft. Horizon flights are listed under the Alaska Airlines designator code in airline computer reservation systems.

Alaska and Horizon integrate their flight schedules to provide service between any two points served by their systems. In 2004 and for the nine months ended September 30, 2005, 28% and 24%, respectively, of Horizon’s passengers connected to Alaska. Both airlines endeavor to distinguish themselves from competitors by providing a higher level of customer service. The airlines’ excellent service in the form of advance seat assignments, expedited check-in, attention to customer needs, well-maintained aircraft, a first-class section aboard Alaska aircraft, and other amenities is regularly recognized by independent studies and surveys of air travelers.

Our principal executive offices are located at 19300 International Boulevard, Seattle, Washington 98188. Our telephone number is (206) 392-5040. Our website address is www.alaskaair.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

In considering whether to purchase the shares of our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus, including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005, and other information which may be incorporated by reference in this prospectus as provided under “Incorporation of Documents by Reference”. Our ability to achieve and maintain profitability and our ability to continue to fund our operations on an on-going basis will depend on a number of factors, some of which are largely beyond our control. In addition to the risk factors set forth below, you should carefully consider the risk factors listed under “Special Note Regarding Forward-Looking Statements” and the risk factors set forth under the caption “Risk Factors” contained in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2004.

Risks Related to Our Business

Our operations and financial results are subject to various uncertainties, such as global and industry instability, intense competition, volatile fuel prices, a largely unionized labor force, the need to finance large capital expenditures, government regulation, potential aircraft incidents and general economic conditions. If any of the following occurs, our business, financial condition and results of operations could suffer. In such case, the trading price of our common stock could also decline.

The airline industry is highly competitive and subject to rapid change. We may be unable to compete effectively against other airlines with greater financial resources or lower operating costs, or to adjust rapidly enough in the event the nature of competition in our markets changes.

The airline industry is highly competitive as to fares, flight frequency, frequent flyer benefits, routes and service. The industry is particularly susceptible to price discounting because airlines incur only nominal costs to provide service to passengers occupying otherwise unsold seats. Recently, airlines have reduced routes and the number of planes available, which has resulted in reduced capacity and a trend towards increased fares. If airlines decide to increase their capacity in the future, this could cause fares to decline, which may adversely affect our business and results of operations. We currently compete with one or more other airlines on substantially all of our routes. Many of these airlines are larger and have significantly greater financial resources and name recognition or lower operating costs than our company. Others are operating under bankruptcy court protection and may institute substantial fare discounts in order to maintain cash flows and enhance customer loyalty. In addition, competitors who successfully reorganize out of bankruptcy could have lower operating costs derived from renegotiated labor, supply and financing agreements. Some of these competitors have chosen from time to time to add service, reduce their fares, or both, in our markets. We may be unable to compete effectively against other airlines that introduce service or discounted fares in the markets that we serve.

The airline industry, particularly regional airlines, also faces competition from ground transportation alternatives, such as buses, trains or automobiles. In addition, technology advancements may limit the desire for air travel. For example, video teleconferencing and other methods of electronic communication may reduce the need for in-person communication and add a new dimension of competition to the industry as business travelers seek lower-cost substitutes for air travel.

In addition, the United States and Mexico recently amended their bilateral agreement relating to commercial air service. The amendments expand authorized service levels to cities we serve in Mexico. Other airlines will likely seek to add service on some of the city pairs we currently serve, which will increase competition and potentially negatively affect our results of operations.

Our business, financial condition, and results of operations are substantially exposed to the current high prices and variability of jet fuel. Further increases in jet fuel costs would harm our business.

Fuel costs constitute a significant portion of our total operating expenses, comprising 19% and 24% of total operating expenses for the year ended December 31, 2004 and for the nine months ended September 30, 2005, respectively. Significant increases in fuel costs during 2004 and during the first nine months in 2005 have negatively impacted our results of operations. Further increases would harm our financial condition and results of operations. Based on historical trends, we estimate that a one-cent increase in our economic price per gallon of fuel increases our fuel expenses by approximately $4.0 million annually.

Historically, fuel costs have been unpredictable and subject to wide price fluctuations based on geopolitical issues and supply and demand. Fuel availability is also subject to periods of market surplus and shortage and is affected by demand for both home heating oil and gasoline. In addition, various events including natural disasters, such as hurricanes Katrina and Rita, and hostilities or other conflicts in oil producing areas or elsewhere, could result in reductions in the production or availability of crude oil or jet fuel and could result in increases in the cost of fuel. Because of the effect of any of these events on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty. In the event of a fuel supply shortage, higher fuel prices or the curtailment of scheduled service could result. We may be unable to offset increases in the price of fuel through higher fares.

We utilize fuel hedges as a form of insurance against the volatility of fuel prices. To manage the risk of fuel price increases, we have entered into swap agreements and purchased call options that cap our fuel costs at designated per barrel oil prices. At September 30, 2005, we had fuel hedge contracts in place for 50% of our remaining 2005 consumption at $32 per barrel, 44% of anticipated 2006 consumption at $40 per barrel, 20% of anticipated 2007 consumption at $45 per barrel and 7% of anticipated 2008 consumption at $50 per barrel. Even with hedges, we are substantially and increasingly exposed to increases in jet fuel costs since the amount of hedged consumption declines and the price at which we are hedged increases. This means that even if fuel prices stay at current levels, our economic fuel cost will increase in future years, harming our business and results of operations, unless we are able to offset these higher fuel prices through higher fares.

If we are unable to meet our cost reduction goals, our results of operations and financial condition may suffer.

We, along with other airlines, have announced aggressive cost reduction goals that are an important part of our business strategy of offering the best value to passengers through competitive fares while at the same time achieving acceptable profit margins and return on capital. We believe having a lower cost structure better positions us to be able to grow our business and take advantage of market opportunities. For the second and third quarters of 2005, our non-fuel unit operating costs increased year over year, and we expect those costs to be flat or show a slight year over year increase in the fourth quarter of 2005. If we are unable to further reduce our non-fuel unit costs, we would likely not be able to achieve our growth plan and our business, financial condition and operating results may suffer.

We have only recently achieved profitability and may incur operating losses in the future. In addition, our quarterly results can fluctuate substantially.

For the nine months ended September 30, 2005, we had an operating income of $18.4 million. However, in each prior year since 2000, we incurred operating losses. For the year ended December 31, 2004, we incurred an operating loss of $79.8 million, and prior to that we incurred operating losses of $17.5 million and $93.2 million for the years ended December 31, 2003 and 2002, respectively. The inability to sustain profitability may hinder our ability to honor our existing obligations as they become due, to obtain future equity or debt financing or to do so on commercial terms, and to sustain and expand our business.

In addition, our quarterly operating results can fluctuate substantially due to a variety of factors including seasonal variations in traffic, the timing of various expenditures, and weather. Because expenses of an aircraft flight do not vary significantly with the number of passengers carried, a relatively small change in the number of passengers or in pricing has a disproportionate effect on an airline’s operating and financial results. Accordingly, a minor shortfall in expected revenue levels could cause a disproportionately negative impact on our results of operations. Due to these factors, as well as other risk factors described in this prospectus, quarter-to-quarter comparisons of our results may not be good indicators of our future performance. In addition, it is possible that in any future quarter our operating results could be below expectations of investors and any published reports or analyses regarding our company. In that event, the price of Air Group’s common stock could decline, perhaps substantially.

Our indebtedness and other fixed obligations could increase the volatility of earnings and otherwise restrict our activities.

We have and will continue to have for the foreseeable future a significant amount of indebtedness. Due to our high fixed costs, including aircraft lease commitments and debt service, a decrease in revenues results in a disproportionately greater decrease in earnings. As of both December 31, 2004 and September 30, 2005, we had approximately $1 billion of indebtedness outstanding, approximately $892 million and $877 million of which was secured by flight equipment and real property. In addition to long-term debt, we have significant other fixed obligations under operating leases related to our aircraft, airport terminal space, other airport facilities and office space. As of September 30, 2005, future minimum lease payments under noncancelable operating leases with initial or remaining terms in excess of one year were approximately $918 million for 2005 through 2009 and an aggregate of $986 million for the years thereafter.

As of December 1, 2005, adjusted for a subsequent purchase order made by Horizon, we had commitments totaling $1.3 billion to purchase 48 additional aircraft through 2011. We will incur additional debt and other fixed obligations as we take delivery of new aircraft and other equipment and if we are able to expand into new markets.

Our outstanding indebtedness and other fixed obligations could have important consequences. For example, it could:

•	limit our ability to obtain additional financing for funding our growth strategy, capital expenditures, acquisitions, working capital or other purposes,

•	require us to dedicate a material portion of our operating cash flow to fund lease payments and interest payments on indebtedness, thereby reducing funds available for other purposes, and

•	limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions, including reacting to any economic slowdown in the airline industry.

Our ability to make scheduled payments on our debt and other fixed obligations will depend on our future operating performance and cash flow, which in turn will depend on prevailing economic and political conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow from our operations to pay our debt and other fixed obligations as they become due, and if we fail to do so our business could be harmed. If we are unable to make payments on our debt and other fixed obligations, we could be forced to renegotiate those obligations or obtain additional equity or debt financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy. We cannot assure you that our renegotiation efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.

We may not be able to obtain or secure financing for our new aircraft.

As of December 1, 2005, we had commitments to purchase 48 new aircraft through 2011. We have secured financing for a portion of those aircraft. To complete the purchase of the remaining aircraft, which we intend to do to replace retiring aircrafts and to grow our fleet, we must secure financing, which we may not be able to do on acceptable terms, or at all. There can be no guarantee that additional financing will be available when required. Our inability to secure the financing could have a material adverse effect on our cash balances or result in delays in or our inability to take delivery of aircraft, which would impair our growth plans.

Our failure to successfully implement Alaska’s growth strategy could harm our business.

Alaska’s growth strategy involves adding additional Boeing 737-800 aircraft, increasing the frequency of flights to markets we currently serve, expanding into new markets and increasing flight connection opportunities. It is critical that we achieve our growth strategy in order for our business to attain economies of scale and to sustain or improve our results of operations. We may need to obtain additional gates and other operational facilities at our key airports in order to increase the frequency of our flights to these airports. Increasing the number of markets we serve depends on our ability to access suitable airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. Any condition that would deny, limit or delay our access to airports we serve or seek to serve in the future will constrain our ability to grow. Expansion will also require additional skilled personnel, equipment and facilities. Our inability to hire and retain skilled personnel or to secure the required equipment and facilities efficiently and cost-effectively may negatively affect our ability to achieve our growth strategy. We cannot assure you that we will be able to successfully expand our existing markets, establish new markets or increase our flight connection opportunities, and our failure to do so could harm our business.

Growth of our fleet and expansion of our markets and services may also strain our existing management resources and systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We cannot assure you that we will be able to sufficiently develop our systems and infrastructure on a timely basis, and the failure to do so could harm our business.

A significant change to our fleet could negatively affect our financial performance.

Alaska currently operates a fleet of 84 Boeing 737 aircraft and 26 MD-80 aircraft. The MD-80 aircraft have an average age of nearly 14 years, the longest of any of our fleet types with the exception of the B737-200C aircraft which are scheduled to be retired by the end of 2007. Generally, older aircraft have higher maintenance costs, consume more fuel and have lower reliability and customer acceptance than newer aircraft. In addition, having a mixed fleet of MD-80 and B737 aircraft adds operational complexity, results in higher crew and training costs, and drives the need for more inventory parts.

Although no decision has been made, as part of our simplification and unit cost reduction initiatives, we may seek to accelerate the retirement of our MD-80 fleet in the future. Should that occur, we would likely have to make substantial lease termination payments to lessors of the 11 leased MD-80 aircraft, which could negatively impact our financial performance. In addition, we believe that we would incur a loss upon disposal of owned MD-80 aircraft as the carrying value of those aircraft likely exceeds the current market value. This loss would be recognized as an impairment charge if and when any such decision is made and would thus have an adverse impact on our shareholders’ equity. The market value of MD-80 aircraft fluctuates and is highly dependent on factors out of our control, including the number of aircraft available in the market and fleet changes by other airlines and demand for those aircraft by other carriers. As of September 30, 2005, our 15 owned MD-80s have a combined net book value of approximately $213 million.

If Alaska fails to comply with financial covenants, some of its financing agreements may be terminated.

Alaska is required to comply with specific financial covenants in certain agreements. For example, on March 25, 2005, Alaska entered into a $160 million revolving credit facility, which contains certain restrictive financial covenants such as a minimum level of net worth covenant, a maximum level of debt and leases to net worth covenant, and a minimum level of fixed charge coverage covenant. We cannot ensure that Alaska will be able to comply with these covenants or provisions or that these requirements will not limit our ability to finance our future operations or capital needs. Alaska’s inability to comply with the required financial covenants or provisions could result in default under these financing agreements and could result in a cross default under Alaska’s other financing agreements. In the event of any such default and our inability to obtain a waiver of the default, all amounts outstanding under the agreements could be declared to be immediately due and payable. If Alaska did not have sufficient available cash to pay all amounts that became due and payable, Air Group or Alaska would have to seek additional debt or equity financing, which may not be available on acceptable terms, or at all. If such financing were not available, Alaska would have to sell assets in order to obtain the funds required to make accelerated payments or risk its aircraft becoming subject to repossession, which could harm our business.

A downgrade in our corporate credit rating may indicate a decline in our business and in our ability to make interest or principal payments on our outstanding debt.

In the past, Air Group’s credit ratings were downgraded by both S&P and Moody’s. We cannot be assured that our corporate credit ratings will not decline in the future. If any of our ratings decline, this may indicate a decline in our business and may affect the trading prices, if any, of our common stock or convertible notes and may make additional borrowing more expensive and difficult to obtain.

We depend on a few key markets to be successful

Our strategy is to focus on serving a few key markets, including Seattle, Portland, Los Angeles and Anchorage. A significant portion of our flights occur to and from our Seattle hub. For the nine months ended September 30, 2005, traffic to and from Seattle accounted for 67% of our total traffic.

We believe that concentrating our service offerings in this way allows us to maximize our investment in personnel, aircraft, and ground facilities, as well as to gain greater advantage from sales and marketing efforts in those regions. As a result, we remain highly dependent on our key markets. Our business would be harmed by any circumstances causing a reduction in demand for air transportation in our key markets, such as adverse changes in local economic conditions, negative public perception about our product or significant price increases linked to increases in airport access costs and fees imposed on passengers. An increase in competition in our key markets could also cause us to reduce fares or take other competitive measures that harm our business, financial condition and results of operations.

Weakness in the general economy, and in the airline industry in particular, could have an adverse effect on our business, financial condition and results of operations.

We believe that airline traffic, including business traffic, is particularly sensitive to changes in economic growth and expectations. Low ticket yields and escalating fuel prices contributed to much of the airline industry suffering significant losses from 2001 through 2004. In addition, the war in Iraq or other conflicts or events in the Middle East or elsewhere may impact the economy and result in an adverse impact on the airline business. Similarly, an outbreak of a disease that affects travel behavior, such as Severe Acute Respiratory Syndrome (SARS) or avian flu, could have a material adverse impact on the airline industry. Any general reduction in airline passenger traffic as a result of any of these factors would harm our business, financial condition and results of operations.

The September 11, 2001 terrorist attacks negatively impacted our industry and our business and further threatened or actual terrorist attacks, or other hostilities involving the U.S., may significantly harm our industry and our business in the future.

The terrorist attacks of September 11, 2001 and their aftermath have negatively impacted the airline industry, including our company. Because a substantial portion of our costs are fixed in the short-term, we were unable to offset the reduction in customer demand through cost savings, and operating results were harmed to a proportionately greater degree. Additional terrorist attacks, the fear of such attacks or other hostilities involving the U.S. could have a further significant negative impact on the airline industry, including us, and could:

•	significantly reduce passenger traffic and yields due to a potentially dramatic drop in demand for air travel;

•	increase security and insurance costs;

•	make it more difficult for us to obtain war risk or other insurance;

•	increase fuel costs and the volatility of fuel prices;

•	increase costs from airport shutdowns, flight cancellations and delays resulting from security breaches and perceived safety threats; and

•	result in a grounding of commercial air traffic by the FAA.

The occurrence of any of these events would harm our business, financial condition and results of operations.

Our insurance costs dramatically increased immediately following the September 11, 2001 terrorist attacks and further increases in insurance costs would harm our business, financial condition and results of operations.

Immediately following the September 11, 2001 terrorist attacks, aviation insurers dramatically increased airline insurance premiums and significantly reduced the maximum amount of insurance available to airlines for third-party claims resulting from acts of terrorism, war or similar events to $50 million per event and in the aggregate. In light of this development, under the Air Transportation Safety and System Stabilization Act and the Homeland Security Act of 2002, as most recently amended by the Consolidated Appropriations Act 2006, the government continues to offer domestic airlines either (i) third-party liability war risk coverage above $50 million, or (ii) in lieu of commercial war risk insurance, full hull, comprehensive and third-party liability war risk coverage. This coverage provides for the same limits of war and allied perils coverage for hull and comprehensive insurance and twice the limits of third-party liability insurance carried by the airline on September 11, 2001.

Although our insurance costs have decreased since the dramatic increase following September 11, 2001, aviation insurers could increase their premiums again in the event of additional terrorist attacks, hijackings, airline accidents or other events adversely affecting the airline industry. Furthermore, the full hull, comprehensive and third-party war risk insurance provided by the government is mandated through August 31, 2006. While the government may extend the deadline for when it will stop providing such coverage, we cannot be certain that any extension will occur, or if it does, how long the extension will last. It is expected that, should the government stop providing such coverage to the airline industry, the premiums charged by aviation insurers for this coverage will be substantially higher than the premiums currently charged by the government and the coverage will be much more limited, including smaller aggregate limits and short cancellation periods (i.e. 7 days or, in the case of certain events, a lesser period, including immediate termination). Significant increases in insurance premiums would adversely impact our business, financial condition and results of operations.

Many of our employees are covered by collective bargaining agreements. A failure to negotiate new agreements, or to do so on terms competitive with the labor costs and practices of our competitors, could disrupt our business and increase our costs.

As of September 30, 2005, labor unions represented approximately 83% of Alaska’s and 45% of Horizon’s employees. Labor costs generally are a significant component of our total expenses, comprising approximately 35% and 31% of our total operating expenses in 2004 and for the nine months ended September 30, 2005, respectively. Each of our different employee groups has separate collective bargaining agreements, and may make demands that would increase our operating expenses and adversely affect our profitability. Three of these agreements are currently subject to mediated negotiations through the National Labor Relations Act process.

If we are unable to reach agreement on the terms of any collective bargaining agreement with any group of our employees or were to experience widespread employee dissatisfaction, we could be subject to work slowdowns or stoppages. We could also become subject to protests or picketing by organized labor groups representing our employees. Any of these events would be disruptive to our operations and could harm our business. In the event any agreement we reach with an organized labor group requires us to pay wages or to incur costs that are materially higher than those we currently pay or we are unable to fully offset such increased costs through fare increases, our expenses would increase and our operating margin would be harmed. In addition, to the extent we are unable to maintain the outsourcing or subcontracting of certain services for our business, we would incur substantial costs, including costs associated with hiring new employees, in order to perform these services in-house.

Our continuing obligation to fund our traditional pension plans could negatively effect our ability to compete in the marketplace because some of our competitors have either eliminated such obligations through bankruptcy or never had traditional pension plans in place. We operate in a highly competitive industry and our high labor costs or any increases to these costs could affect our ability to compete.

Our business could be harmed if we are unable to attract and retain qualified personnel at reasonable costs.

We compete against the major U.S. airlines and other businesses for labor in many highly skilled positions. If we are unable to hire, train and retain qualified employees at a reasonable cost, or if we lose the services of key personnel we may be unable to grow or sustain our business and our operating results and business prospects could be harmed. We may also have difficulty replacing management or other key personnel who leave and, therefore, the loss of any of these individuals could harm our business.

Our reputation and financial results could be harmed in the event of an airline accident or incident.

An accident or incident involving one of our aircraft could involve a significant loss of life and result in a loss of faith in our airlines by the flying public. In addition, we could experience significant potential claims from injured passengers and surviving relatives, as well as costs for the repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service. Although we believe that we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured and even if it does not involve one of our airlines, could cause a public perception that our airlines or the equipment they fly is less safe or reliable than other transportation alternatives, which would harm our business.

Our operations are often affected by factors beyond our control, including traffic congestion at airports, weather conditions and increased security measures, any of which could harm our financial condition and results of operations.

Like other airlines, our operations are subject to delays caused by factors beyond our control, including air traffic congestion at airports, adverse weather conditions and increased security measures, including measures imposed in response to security breaches. Delays frustrate passengers, reduce aircraft utilization and increase costs, all of which in turn affect our profitability. During periods of fog, snow, rain, freezing rain, storms or other adverse weather conditions, flights may be canceled or significantly delayed. Due to our geographic area of operations, we believe a significant portion of our operation is more susceptible to adverse weather conditions than many of our competitors. Cancellations or delays due to weather conditions, traffic control problems and breaches in security could harm our financial condition and results of operations.

Increases in government taxes and fees could reduce demand for air travel and harm our business.

Airlines pay or are responsible for collecting a number of different taxes and fees including, but not limited to, airport facility charges, immigration fees, security fees, excise taxes on ticket sales, and fuel taxes. We believe the demand for air travel is highly sensitive to fare levels. Although law makers may impose additional fees and view them as “pass through costs,” we believe that a higher total ticket price in the eyes of the consumer will influence their purchase and travel decisions and may result in an overall decline in passenger traffic, which would harm our business.

Moreover, we believe that the impact of higher fixed rate fees is proportionally greater for low fare carriers, carriers with a high percentage of leisure travelers, and carriers that fly relatively short segments. Because Alaska carries many leisure travelers and Horizon flies many short haul segments, we believe higher security fees and other fee increases generally could negatively impact Air Group more than some of our competitors.

Changes in government regulation imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

Airlines are subject to extensive regulatory and legal requirements, both domestically and internationally, that involve significant compliance costs. In the last several years, Congress has passed laws, and the U.S. Department of Transportation, the Transportation Security Administration and the Federal Aviation Administration (the “FAA”) have issued regulations, relating to the maintenance and operation of airlines that have required significant expenditures. For example, the FAA has issued regulations covering, among other things, security measures, collision avoidance systems, noise abatement, environmental restrictions, safety procedures and maintenance regulations. Similarly, many aspects of an airline’s operations are subject to increasingly stringent federal, state and local laws protecting the environment. Additionally, because of significantly higher security and other costs incurred by airports since September 11, 2001, many airports have increased their rates and charges to air carriers. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and/or increasing costs.

We rely heavily on automated systems to operate our business and any failure of these systems could harm our business.

We depend on automated systems to operate our business, including our computerized airline reservation system, our telecommunication systems and our website. We also issue a substantial number of our tickets to passengers as electronic tickets. We depend on our computerized reservation system to be able to issue, track and accept these electronic tickets. In order for our operations to work efficiently, our website and reservation system must be able to accommodate a high volume of traffic and deliver important flight information. Substantial or repeated website, reservations system or telecommunication systems failures could reduce the attractiveness of our services and cause our customers to purchase tickets from another airline. In addition, we rely on other automated systems for crew scheduling, flight dispatch, and other operational needs. Any disruption in these systems could result in the loss of important data, increase our expenses and possibly cause us to temporarily cease our operations.

We rely on third party vendors for certain critical activities.

We have historically relied on outside vendors for a variety of services and functions critical to our business, including airframe and engine maintenance, ground handling, fueling, computer reservation system hosting and software maintenance. As part of our cost control efforts, our reliance on outside vendors has recently increased and may continue to do so. In September 2004, Alaska began subcontracting the remainder of its heavy aircraft maintenance to outside vendors. In addition, Alaska retained outside suppliers for fleet service and facilities maintenance. In May 2005, Alaska subcontracted out its ground handling services at Seattle-Tacoma Airport to a vendor that provides similar services to Alaska and other carriers at many other locations.

Our increased use of outside vendors increases our exposure to several risks. In the event that one or more vendors goes into bankruptcy, ceases operation or fails to perform as promised, replacement services may not be readily available at competitive rates, or at all. Although we monitor our vendors for quality control, if one of our vendors fails to perform adequately we may experience increased costs, delays, maintenance or safety issues. Vendor bankruptcies, unionization, regulatory compliance issues or significant changes in the competitive marketplace among suppliers could adversely affect vendor services or force Alaska to renegotiate existing agreements on less favorable terms. These events could result in disruptions in Alaska’s operations or increases in its cost structure.

We rely on partner airlines for code share and frequent flyer marketing arrangements

Alaska and Horizon are parties to marketing agreements with a number of domestic and international air carriers (“partners”), including but not limited to American Airlines, Continental Airlines, Delta Airlines and Northwest Airlines. These agreements provide that certain flight segments operated by us are held out as partner “codeshare” flights and that certain partner flights are held out for sale as Alaska codeshare flights. In addition, the agreements generally provide that members of Alaska’s Mileage Plan program can earn miles on or redeem miles for partner flights and vice versa. We receive a significant amount of revenue from flights sold under code share arrangements. In addition, we believe that the frequent flyer arrangements are an important part of our Mileage Plan program. The loss of a significant partner or certain partner flights could have a negative impact on our revenues or the attractiveness of our Mileage Plan, which we believe is a source of competitive advantage.

In September 2005, both Northwest and Delta filed for protection under Chapter 11 of the Bankruptcy Code. Either carrier could propose plans of reorganization that would seek to modify or terminate some or all of these agreements.

We are dependent on a limited number of suppliers for aircrafts and parts.

Alaska is dependent on Boeing as its sole supplier for aircraft and many aircraft parts. Horizon is similarly dependent on Bombardier. As a result, we are more vulnerable to any problems associated with the supply of those aircrafts and parts, including design defects, mechanical problems, contractual performance by the manufacturers, or adverse perception by the public that would result in customer avoidance or in actions by the FAA resulting in an inability to operate our aircraft. Carriers that operate a more diversified fleet are better positioned than we are to manage such events.

Horizon’s results are partly dependent on Frontier JetExpress, which is dependent on Frontier Airlines.

Horizon operates regional jet service branded as Frontier JetExpress under a 12-year agreement with Frontier Airlines that began in January 2004. Currently, this service represents approximately 22% of Horizon’s total capacity and approximately 9% of Horizon’s passenger revenue. Under the arrangement, Frontier Airlines pays Horizon the expected costs of providing the service plus a base markup. If Frontier were to have financial difficulties and find it necessary to terminate the agreement, we would have significant excess capacity that we would have to deploy elsewhere. There can be no assurance that this excess capacity could be deployed in profitable markets and our unit operating costs would likely increase.

Risks Related to Our Common Stock

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings or recommendations by research analysts who track our common stock or the stock of other airlines;

•	changes in general conditions in the U.S. and global economy, financial markets or airline industry, including those resulting from changes in fuel prices or fuel shortages, war, incidents of terrorism or responses to such events; and

•	the other factors described in “Risk Factors”.

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

You will be relying on the judgment of our management regarding our use of proceeds.

We expect to use the net proceeds from this offering for general corporate purposes, including working capital, the acquisition of aircraft and other capital expenditures. Consequently, our management will have significant flexibility in applying the net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds. Our management will have the ability to change the application of the proceeds of this offering without stockholder approval.

We may issue additional debt securities that could limit our operating flexibility and negatively affect the value of our common stock.

In the future, we may issue additional debt securities which may be governed by an indenture or other instrument containing covenants that could place restrictions on the operation of our business and the execution of our business strategy. In addition, we may choose to issue debt that is convertible or exchangeable for other securities, including our common stock, or that has rights, preferences and privileges senior to our common stock. Because any decision to issue debt securities will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future debt financings and we may be required to accept unfavorable terms for any such financings. Accordingly, any future issuance of debt could dilute the interest of holders of our common stock and reduce the value of our common stock.

Future sales of our common stock may affect its market price and the future exercise of options will result in dilution.

We cannot predict what effect, if any, future sales of our common stock, or the availability of common stock for future sale, will have on the market price of our common stock. Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock. On December 2, 2005, there were 27,717,193 shares of our common stock outstanding. In addition, we maintain various plans providing for the grant of stock options, stock appreciate rights, stock units, payments in stock and other-stock based awards. Sales of substantial amounts of our common stock in the public market by management or us, or by other stockholders, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price which you deem appropriate.

The issuance of preferred stock could adversely affect the rights of holders of our common stock.

We are authorized, subject to limitations imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. Our board may authorize the issuance of preferred stock with voting, conversion or liquidation rights that could adversely affect the rights of the holders of our common stock and could also adversely affect the market price of our common stock.

USE OF PROCEEDS

We expect to use the net proceeds from this offering for general corporate purposes, including working capital, the acquisition of aircraft and other capital expenditures. Accordingly, management will have broad discretion as to the application of the offering proceeds. Pending their ultimate use, we expect to invest the net proceeds to us from this offering in interest bearing, investment grade securities.

DIVIDEND POLICY

We have paid no cash dividends since 1992 and do not currently anticipate paying cash dividends in the foreseeable future. If we do consider paying cash dividends in the future, however, we will consider a number of factors before making the decision to pay dividends and the amount of such dividends if we determine to pay them. In deciding whether to propose a dividend and determining the dividend amount, our board of directors will take into account such matters as the availability of funds for dividends, general business conditions, our financial results, other capital requirements, contractual, legal and regulatory restrictions on the payment of dividends to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, $1.00 par value.

Common Stock

As of December 2, 2005, there were 27,717,193 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably those dividends as may be declared by the board of directors out of funds legally available therefor. In the event of liquidation, our dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “ALK.”

Preferred Stock

There are, and upon completion of the offering there will be, no shares of preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $1.00 par value, in one or more series and to fix the powers, preferences, privileges, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series, without any further vote or action by stockholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control in us. We have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware General Corporation Law

Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware General Corporation Law.    Certain provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified Board of Directors.    Our amended and restated certificate of incorporation provides for our board to be divided into three classes of directors serving staggered three year terms. The classification of the board has the effect of requiring at least two annual stockholders meetings, instead of one, to replace a majority of the members of the board of directors.

Election and Removal of Directors.    Our bylaws provide that newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, at any regular or special meeting of the board of directors.

Stockholder Meetings.    Under our bylaws only the chairman of the board or the majority of the board of directors may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws include advance written notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

Special Voting.    Our amended and restated certificate of incorporation requires that, if we have a “controlling shareholder”, the approval of 80% of our voting stock will be required for us to:

•	consolidate with, or merge with, any other corporation;

•	convey to any corporation or other person or otherwise dispose of all or substantially all of our assets; or

•	dispose of by any means all or substantially all of the stock or assets of any major subsidiary.

However, this special voting requirement is not applicable if 80% of the disinterested members (not representing or being associated with the controlling stockholder) of our full board of directors shall have voted in favor of the proposed consolidation, merger, conveyance or disposition. A “controlling shareholder” is defined for the purposes of this special voting requirement as a person who, including associates of such person, is the beneficial owner of more than 15% of the voting power of our corporation.

Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware general corporation law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, none of our directors will be personally liable to us or to our stockholders for monetary damages for a breach of fiduciary duties as a director, except for liability:

•	for any breach of a director’s duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	pertaining to specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities; or

•	for any transaction from which a director has derived an improper personal benefit.

Our bylaws provide for indemnification of our officers and directors to the fullest extent permitted by applicable law.

Transfer Agent and Register

EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

UNDERWRITING

                     is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

Total
	Per Share	Without Option	With Option

Public offering price	$	$	$

Underwriting discount	$	$	$

Proceeds, before expenses, to Alaska Air Group, Inc.	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $600,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to              additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the table above.

No Sales of Similar Securities

We and our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable or exercisable for common stock, whether owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition, for 75 days after the date of this prospectus without first obtaining the written consent of the representative. Specifically, we and these other persons have agreed with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	otherwise dispose of or transfer any common stock, or

•	request or demand that we file a registration statement related to the common stock, or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

Quotation on the New York Stock Exchange

The shares are quoted on the New York Stock Exchange under the symbol “ALK.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial bank lending and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, some of the underwriters and their affiliates are lenders under our principal credit facility.

The underwriters or their affiliates may purchase all or a significant portion of the shares offered hereby for their own account or for accounts over which they exercise discretionary authority.

LEGAL MATTERS

The validity of the common stock offered pursuant to this prospectus has been passed upon for us by O’Melveny & Myers LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements and schedule of Alaska Air Group, Inc. as of December 31, 2004, and for the year ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Alaska Air Group as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 incorporated in this prospectus by reference from Alaska Air Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” discussed in Note 17), which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     Shares

Alaska Air Group, Inc.

Common Stock

PROSPECTUS

December     , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the fees and expenses payable by the Registrant in connection with a distribution of an assumed amount of $1,000,000,000 of securities registered under this registration statement. All of such fees and expenses are estimated:

Registration Fee—Securities and Exchange Commission	$214,250	*
New York Stock Exchange Listing Fee	95,000
Accounting Fees and Expenses	225,000
Legal Fees and Expenses	350,000
Printing Fees and Expenses	100,000
Miscellaneous	65,750

Total	$1,050,000

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act, except for $187,500 with respect to $750,000,000 proposed maximum aggregate offering price of common stock which was previously paid.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Alaska Air Group’s bylaws provide for permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Alaska Air Group’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to Alaska Air Group and its stockholders. However, this provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of fiduciary duty as a director for (i) any breach of the director’s duty of loyalty to Alaska Air Group or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Alaska Air Group maintains officers’ and directors’ liability insurance.

The foregoing summary is necessarily subject to the complete text of the Delaware General Corporation Law, the registrant’s charter documents, the indemnity agreements entered into between the registrant and each of its directors and officers and the registrant’s directors and officers liability insurance policy, and is qualified in its entirety by reference thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS

EXHIBIT NUMBER		DESCRIPTION
1.1	*	Underwriting Agreement

5.1		Opinion of O’Melveny & Myers LLP

23.1		Consent of Independent Registered Public Accounting Firm (KPMG LLP)

23.2		Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)

23.3		Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page of the Registration Statement hereto)

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in this form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Table” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Alaska Air Group, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 12th day of December, 2005.

ALASKA AIR GROUP, INC. (registrant)

By:	/S/ WILLIAM S. AYER
William S. Ayer Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William S. Ayer and Bradley D. Tilden, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM S. AYER William S. Ayer	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	December 12, 2005

/S/ BRADLEY D. TILDEN Bradley D. Tilden	Executive Vice President/Finance and Chief Financial Officer (Principal Financial Officer)	December 12, 2005

/S/ BRANDON S. PEDERSEN Brandon S. Pedersen	Staff Vice President/Finance and Controller (Principal Accounting Officer)	December 12, 2005

/S/ PATRICIA M. BEDIENT Patricia M. Bedient	Director	December 12, 2005

/S/ PHYLLIS J. CAMPBELL Phyllis J. Campbell	Director	December 12, 2005

/S/ MARK R. HAMILTON Mark R. Hamilton	Director	December 12, 2005

Signature	Title	Date

/S/ BRUCE R. KENNEDY Bruce R. Kennedy	Director	December 12, 2005

/S/ JESSIE J. KNIGHT, JR. Jessie J. Knight, Jr.	Director	December 12, 2005

/S/ R. MARC LANGLAND R. Marc Langland	Director	December 12, 2005

/S/ DENNIS F. MADSEN Dennis F. Madsen	Director	December 12, 2005

/S/ BYRON I. MALLOTT Byron I. Mallott	Director	December 12, 2005

/S/ JOHN V. RINDLAUB John V. Rindlaub	Director	December 12, 2005

/S/ J. KENNETH THOMPSON J. Kenneth Thompson	Director	December 12, 2005

/S/ RICHARD A. WIEN Richard A. Wien	Director	December 12, 2005

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1*	Underwriting Agreement

5.1	Opinion of O’Melveny & Myers LLP

23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP)

23.2	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of the Registration Statement hereto)

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference.